Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Sonic Innovations, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-104239, 333-36562, 333-59988, 333-76250, 333-98303, 333-99035, 333-115524, 333-124814, 333-134361, 333-137223) on Forms S-8 of Sonic Innovations, Inc. of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Sonic Innovations, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2006 and the effective operation of internal controls over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Sonic Innovations, Inc.

Our report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123(R) Accounting for Stock-Based Compensation.

KPMG LLP

Salt Lake City, Utah

March 15, 2007